FIRST AMENDMENT TO THE
GPI SAVINGS PLAN
(As Amended and Restated Effective January 1, 2023)
WHEREAS, Graphic Packaging International, LLC (the “Company”) maintains for the benefit of its employees the GPI Savings Plan (the “Plan”); and
WHEREAS, Section 13.1 of the Plan authorizes the Board of Directors of Graphic Packaging Holding Company (the “Board”) to amend the Plan at any time; and
WHEREAS, the Board has delegated to the Retirement Committee of Graphic Packaging International, LLC (the “Retirement Committee”) the responsibility to make certain amendments to the Plan; and
WHEREAS, the Retirement Committee deems it desirable to amend the Plan as provided herein to make certain changes to eligibility to receive Supplemental Employer Contributions.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of the date of execution of this Amendment, as follows:
1.Section 2.1 (b) is amended to read as follows:
    (b)    Supplemental Employer Contributions. Except as provided in subsections (c) and (d) hereof, and solely for purposes of determining the amount and allocation of Supplemental Employer Contributions beginning January 1, 2023 (i) every Covered Employee who is a Full-Time Employee will become an Active Participant on the Entry Date coincident with or next following his Employment Date, and (ii) every Covered Employee who is a Part-Time Employee will become an Active Participant on the date he or she becomes an Active Participant in accordance with Section 2.1(a)(2).
2.Section 3.3(b) is amended to read as follows:
(b)     Eligibility. An Active Participant will be eligible for a Supplemental Employer Contribution for a Plan Year if he or she:
(1)is a Pension Plan Ineligible Employee during that Plan Year; and
(2)satisfies one of the following requirements for the Plan Year:
(A)is a Covered Employee of a Participating Company on the last day of the Plan Year (including Covered Employees who are on a Leave of Absence on the last day of the Plan Year);
(B)terminates employment (for reasons other than involuntary termination for cause) during the Plan Year after becoming retirement eligible (reaching age 55 with the sum of age plus Years of Vesting Service equaling at least 65);
(C)becomes Disabled during the Plan Year while in active employment;
(D)dies during the Plan Year while in active employment;

(E)is involuntarily terminated without cause during the Plan Year and who has entered into the appropriate release agreement with his or her Participating Company; or
(F)experiences a Divestiture Termination.
    For purposes of this Section 3.3(b), an Active Participant will be considered to have been terminated for cause if the Active Participant’s employment is terminated on the basis of: (i) violation of the Controlling Company’s Code of Conduct, Anti-Harassment and Discrimination Policy, Anti-Bribery Policy, Conflicts of Interest Policy, Workplace Violence Policy, or Human Rights Policy; (ii) violation of the Controlling Company’s Confidentiality Agreement and/or revealing Controlling Company trade secrets; (iii) theft, misappropriation or fraud; (iv) gross insubordination; (v) or dereliction of duty, including but not limited to job abandonment, gross negligence, or a documented history of poor performance.

BE IT FURTHER RESOLVED, that the Retirement Committee has approved this Amendment to the GPI Savings Plan this 23rd day of March, 2023.

GRAPHIC PACKAGING INTERNATIONAL, LLC RETIREMENT COMMITTEE MEMBERS

By:     /s/ Stephen R. Scherger
            Stephen R. Scherger

By:     /s/ Elizabeth Spence
            Elizabeth Spence

By:     /s/ Brad Ankerholz
            Brad Ankerholz

By:     /s/ Charles D. Lischer
            Charles D. Lischer

By:     /s/ Janet Hunt
            Janet Hunt

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